FORM NSAR Q77.O Transactions effected pursuant to Rule 10F3 Fidelity Select Portfolios

Series Number	Fund	Trade Date	Settle Date	Security Name:	Size of Offering:	Aggregate Offering Value	Price:	Shares Purchased	Transaction Value	Underwriter Fidelity Purchased From	Underwriting Members:(1)	Underwriting Members:(2)	Underwriting Members:(3)	Underwriting Members:(4)	Underwriting Members:(5)	Underwriting Members:(6)	Underwriting Members:(7)
4	Select Healthcare	20-Jun-02	26-Jun-02	CTI Molecular Imaging Corp.	10,720,000	$182,240,000	$17.00	25,200	$428,400	CS First Boston	US Bancorp Piper Jaffray Inc.	Bear Stearns & Co. Inc.	Banc of America Securities LLC	First Union Securities Inc.	Adams Harkness & Hill Inc.	CIBC World Markets Corp.	Deutsche Bank Securities
44	Select Med. Equip. & Systems	20-Jun-02	26-Jun-02	CTI Molecular Imaging Corp	10,720,000	$182,240,000	$17.00	1,400	$23,800	CS First Boston	US Bancorp Piper Jaffray Inc.	Bear Stearns & Co Inc.	Banc of America Securities LLC	First Union Securities Inc.	Adams Harkness & Hill Inc	CIBC World Markets Corp	Deutsche Bank Securities